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                                                                     EXHIBIT 3.1

                                    CHARTER
                                       OF
                  AMERISTAR INTERNATIONAL HOLDINGS CORPORATION

       The undersigned, having capacity to contract and acting as the Incorporator for the above listed corporation under the Tennessee Business Corporation Act, adopts the following charter for such corporation:

       1. The name of the corporation is AMERISTAR INTERNATIONAL HOLDINGS CORPORATION.

       2.     (a)    The complete address of the corporation initial registered office in Tennessee is

              1801 West End Avenue
              Nashville, Davidson County, Tennessee, 37203

              (b) The name of the initial registered agent to be located at the address listed in 2(a) is:

              Samuel B. Watson

       3.     The name and complete address of the incorporator is

              Sam J. McAllester, III, Esq.
              1500 Nashville City Center
              511 Union Street
              Nashville, Tennessee 37219.

       4.     The complete address of the corporation's principal office is:
              1801 West End Avenue
              Nashville, Davidson County, Tennessee 37203

       5.     The corporation is for profit.

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       6.     The total number of shares that the corporation is authorized to issue is One Hundred Million (100,000,000) shares of $0.10 par value common stock which shall have unlimited voting rights and the right to receive the net assets of the corporation upon dissolution of the corporation. Dividends are payable on the common stock when and as declared by the Board of Director. Each holder of the common stock shall be entitled to one vote per share of stock.
The common stock shall not have cumulative voting. No holder of any shares of the common stock shall have preemptive rights.

       7. The business and affairs of the corporation shall be managed by a Board of Directors. The number of directors and their team shall be specified in the by-laws of the corporation.

       8. The purposes for which this corporation is organized are to carry on lawful businesses which the Board of Directors shall select and determine from time to time, including carrying on such businesses through subsidiary corporations, through partnership, joint venture and trust agreements entered into by either the corporation of its subsidiaries, or through any other type of agreement or form of business enterprise as the Board of Directors may approve.

       9. A director or officer of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages or expenses for breach of fiduciary duty as a director, except: (i) for any breach of the director's

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duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) under Section 48-18-304 of the Tennessee Business Corporation Act. If the Tennessee Business Corporation Act is amended or superseded after the filing of this charter to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act as so amended from time to time or by such act as may supersede it. The affirmative vote of at least two-thirds (2/3) of the total votes eligible to be cast at a legal meeting duly called and held, shall be required to amend, repeal or adopt any provision inconsistent with this provision. Any repeal or modification of this provision by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

       Dated this 12th day of November, 1997.



                                          /s/ Sam J. McAllester, III
                                          -------------------------------------
                                          Sam J. McAllester, III, Incorporator